Exhibit 99.1


FOR IMMEDIATE RELEASE
Contact:
Scott D. Kantor
Vice President - Finance, Chief Financial Officer
LeCroy Corporation
Tel:  845-425-2000

               LECROY TO EXCEED SECOND QUARTER FINANCIAL GUIDANCE

            COMPANY TO WEBCAST NEEDHAM GROWTH CONFERENCE PRESENTATION
                          LIVE TODAY AT 10:30 A.M. (ET)

CHESTNUT RIDGE, NY, JANUARY 13, 2005 -- LeCroy Corporation (NASDAQ: LCRY), a leading supplier of oscilloscopes and serial data test solutions, announced in advance of its presentation this morning at the Seventh Annual Needham & Company Growth Conference that it expects its financial results for the second quarter of fiscal 2005 ended December 31, 2004 to significantly exceed the Company's financial guidance.

On October 20, 2004, LeCroy provided second quarter financial guidance for revenues in the range of $38 million to $40 million. The Company now expects to report revenues of approximately $42.5 million for the second fiscal quarter. Pro forma gross margins for the second fiscal quarter are expected to be in the range of 61 percent to 62 percent. Pro forma operating income, which excludes the effect of long-term incentives and charges related to the Company's acquisition of Computer Access Technology Corporation (CATC), is expected to be approximately $6 million. This compares with the Company's previous guidance for pro forma operating income in the range of $4.6 million to $5.3 million.

"This was a quarter of phenomenal top-line growth for LeCroy," said President and Chief Executive Officer Tom Reslewic. "Revenues were fueled by excellent customer response to our serial data analyzers, solid demand for LeCroy's mid- to low-end oscilloscopes, and strong sales of our Serial Data Protocol Solutions, which we gained in our recent acquisition of CATC. While dramatically increasing second quarter sales both year-over-year and sequentially, we continued to enhance the leverage of our operating model, producing substantial gains in second quarter pro forma gross margins and operating margins."

"At the same time," Reslewic continued, "we made better-than-expected progress in combining CATC's operations with LeCroy's, and the Company is well ahead of plan on all of the milestones we established for measuring the success of the integration. LeCroy's Test & Measurement footprint is growing every day, and we believe we can continue improving the Company's operational and financial performance in the quarters ahead."

LeCroy management will be presenting at the Seventh Annual Needham Growth Conference at 10:30 a.m. (ET) this morning. This presentation will be webcast live. To access the


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webcast, visit the "Events Calendar" in the "Investor Relations" portion of the
"About LeCroy" section at www.lecroy.com.

LeCroy plans to report its second quarter fiscal 2005 financial results on Wednesday, January 19, 2005. The Company will broadcast its quarterly conference call live over the Internet on January 19 at 10:00 a.m. ET. Those who wish to listen to the conference call should visit the Investor Relations portion of the Company's website.

ABOUT LECROY CORPORATION

LeCroy Corporation is a worldwide leader in serial data test solutions, creating advanced instruments that drive product innovation by quickly measuring, analyzing and verifying complex electronic signals. The Company offers high-performance oscilloscopes, serial data analyzers and global communications protocol test solutions used by design engineers in the computer and semiconductor, data storage device, automotive and industrial, and military and aerospace markets. LeCroy's 40-year heritage of technical innovation is the foundation for its recognized leadership in "WaveShape Analysis" - capturing, viewing and measuring the high-speed signals that drive today's information and communications technologies. LeCroy is headquartered in Chestnut Ridge, New York. Company information is available at http://www.lecroy.com.

SAFE HARBOR

This news release contains forward-looking statements, including those pertaining to the expectation that the Company's second quarter fiscal 2005 financial results will significantly exceed the financial guidance provided by the Company on October 20, 2004, that it expects to report revenues for the second quarter of fiscal 2005 of approximately $42.5 million, that pro forma gross margins for the quarter are expected to be within the range of 61 percent to 62 percent, that pro forma operating income is expected to exceed the Company's previous guidance of $4.6 million to $5.3 million and be approximately $6 million for the quarter, that the Company believes second quarter sales dramatically increased both year-over-year and sequentially, that the Company believes it produced substantial gains in second quarter gross margins and pro forma operating margins, that the Company made better-than-expected progress in combining the operations of Computer Access Technology Corporation ("CATC") and LeCroy, that the Company is well ahead of plan on all of the milestones established for measuring the successful integration of CATC, that LeCroy's Test & Measurement footprint is growing every day, that the Company believes it can continue to improve its operational and financial performance in the quarters ahead, and that the Company anticipates reporting its second quarter fiscal 2005 financial results on Wednesday, January 19, 2005. These and other factors that could cause actual results to differ materially, are discussed in more detail in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on September 7, 2004, Form 10-Q filed November 10, 2004, and subsequent filings the Company may make with the SEC from time to time, which can be viewed at the SEC's website at http://www.sec.gov.

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